EXECUTION COPY

AMENDMENT TO THE

CUSTODIAL AND AGENCY SERVICES AGREEMENT

This Amendment is made to the Custodial and Agency Services Agreement dated April 23, 2012

(“Agreement”) between Citibank, N.A. (“Custodian”) and Strategy Shares (“Client”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement, except as noted below. This Amendment shall be effective as of December 12, 2024.

WHEREAS, the Parties wish to amend Appendix A of the Agreement to reflect the addition of a fund;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.        Amendment to Appendix A – List of Funds.

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the

Appendix A attached to the end of this Amendment.

2.        Miscellaneous.

(a) This Amendment supplements and amends the Agreement. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment. No amendment or modification to this amendment shall be valid unless made in writing and executed by each Party hereto.

(c) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STRATEGY SHARES	CITIBANK, N.A.

__/s/Jennifer Bailey______________________	______/s/Christopher Ravn ________________
Name: _Jennifer Bailey____________________	Name: _Christopher Ravn__________________
Title: _Secretary_______________________	Title: _Vice President, Citibank N.A. ________
Date: _December 13, 2024_________________	Date: __ December 13, 2024 _______________

Appendix A to Custodial and Agency Services Agreement

List of Funds

1.	Strategy Shares Gold-Hedged Bond ETF
2.	SSGBI Fund Limited, a wholly owned subsidiary of Strategy Shares Gold-Hedged Bond ETF
3.	Strategy Shares Nasdaq 7HANDL™ Index ETF
4.	Strategy Shares Newfound/Resolve Robust Momentum ETF
5.	Day Hagan/Ned Davis Research Smart Sector ETF
6.	Day Hagan/Ned Davis Research Smart Sector Fixed Income ETF
7.	Day Hagan/Ned Davis Research Smart Sector International ETF
8.	Day Hagan Smart Buffer ETF
9.	Eventide High Dividend ETF
10.	Eventide US Market ETF